Exhibit 99.1

FOR IMMEDIATE RELEASE

Zosano Pharma Reports Second Quarter 2016 Financial Results

FREMONT, CA, August 10, 2016 – Zosano Pharma Corporation (NASDAQ: ZSAN), an emerging CNS company focused on providing rapid symptom relief to patients using the Company’s proprietary intracutaneous delivery system, today announced financial results for the second quarter ended June 30, 2016.

“With the recent announcement of the first subject treated in our M207 pivotal efficacy trial for acute migraine, we remain on track to report data in Q1 2017,” said Dr. Konstantinos Alataris, Zosano’s President and Chief Executive Officer. “I look forward to providing additional updates as the trial progresses.” As of August 8, 2016, 196 subjects were enrolled in the trial, 157 of whom were in the run-in phase, 29 subjects were randomized, and 13 of those subjects were treated.

The U.S. Food & Drug Administration (FDA) has indicated that a single, positive, pivotal efficacy study, in addition to a one-year safety study, will be sufficient to file for registration under the 505(b)(2) pathway. The planned pivotal efficacy study is a multicenter, randomized, placebo-controlled trial comparing three doses of M207 (1.0 mg, 1.9 mg, and 3.8 mg) to placebo for the treatment of a single migraine attack. We expect to enroll three hundred and sixty subjects at approximately 35 centers across the United States. The primary endpoints for the study are pain freedom and freedom from most bothersome symptom at two hours post-dosing, which is outlined in the October 2014 FDA Draft Guidance – “Migraine: Developing Drugs for Acute Treatment.”

Financial Results for the Second Quarter Ended June 30, 2016

•	Zosano reported a net loss for the second quarter of 2016 of $6.5 million, or $0.54 per share on a basic and diluted basis, compared with a net loss of $7.6 million, or $0.63 per share on a basic and diluted basis, for the same quarter in 2015.

•	Research and development (R&D) expenses for the second quarter of 2016 were $4.3 million, compared with $5.0 million for the same quarter in 2015. The decision to suspend development of product candidates Daily B104 and Weekly B106 (previously known as Daily ZP-PTH and Weekly ZP-PTH, respectively), and D107 (previously known as ZP-Glucagon) in Q1 2016 resulted in an overall decrease in R&D expense compared to the same period last year. This decrease was partially offset by an increase in development expenses related to M207 due to the initiation of our Zotrip pivotal efficacy trial.

•	General and administrative (G&A) expenses for the second quarter of 2016 were $2.0 million, compared with $1.8 million for the same quarter in 2015. The increase in G&A was primarily due to an increase in stock-based compensation costs, and infrastructure and insurance expenses to support our operations as a public company.

•	As of June 30, 2016, we had cash, cash equivalents and marketable securities of $22.9 million, debt of $15.4 million, and 12.0 million common shares outstanding.

About Zosano Pharma

Zosano Pharma Corporation is an emerging CNS company focusing on providing rapid symptom relief to patients using known therapeutics and altering their delivery profile using the Company’s proprietary intracutaneous delivery system. The Company’s goal is to make intracutaneous drug delivery a standard of care for delivering drugs requiring fast onset of action. Zosano Pharma has developed its proprietary intracutaneous delivery system to administer proprietary formulations of existing drugs through the skin for the treatment of a variety of indications. The Company believes that its intracutaneous delivery system offers rapid and consistent drug delivery combined with ease of use. The Company is focused on developing products that deliver established molecules with known safety and efficacy profiles for markets where patients remain underserved by existing therapies. Zosano Pharma anticipates that many of its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in our 2015 Annual Report on Form 10-K, as filed with the Securities Exchange Commission on March 29, 2016. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Konstantinos Alataris, Ph.D.

Chief Executive Officer

510-745-1200

Investor Contact:

Jamien Jones

Blueprint Life Science Group

415-375-3340 x 5

jjones@bplifescience.com

###

ZOSANO PHARMA CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
License fees revenue	$—	$68	$—	$170
Collaborative development support services	—	27	—	143

Total revenue	—	95	—	313

Operating expenses:
Research and development	4,298	5,004	9,920	8,074
General and administrative	1,951	1,779	4,127	3,078

Total operating expenses	6,249	6,783	14,047	11,152

Loss from operations	(6,249)	(6,688)	(14,047)	(10,839)
Other income (expense):
Interest expense, net	(321)	(441)	(637)	(933)
Other income (expense)	50	(4)	49	56
Loss on debt extinguishment	—	(446)	—	(446)

Net loss	$(6,520)	$(7,579)	$(14,635)	$(12,162)

Net loss per common share – basic and diluted	$(0.54)	$(0.63)	$(1.22)	$(1.12)

Weighted-average shares used in computing net loss per common share –basic and diluted	12,012	11,942	11,989	10,864

ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Cash, cash equivalents and marketable securities	$22,896	$36,933
Total current assets	23,531	37,271
Total assets	30,660	45,337
Secured promissory notes, current	6,247	3,360
Long-term debt	9,109	11,910
Total liabilities	18,078	18,835
Stockholders’ equity	12,582	26,502